Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
The Scotts Miracle-Gro Company Declares
Third Quarter Dividend and Fills Director Vacancy
     MARYSVILLE, Ohio (May 4, 2006) — The Scotts Miracle-Gro Company (the “Company”)(NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced today that its Board of Directors has approved payment of a cash dividend of $0.125 per share on a split-adjusted basis. The dividend is payable June 1, 2006 to shareholders of record on May 18, 2006.
     The Company also announced today that it elected to re-appoint John M. Sullivan to serve as a member of Class II of the Company’s Board of Directors to fill the vacancy created by the resignation of Mindy F. Grossman on April 19, 2006. Mr. Sullivan had previously served as a Class II director of the Company from 1994 until his retirement following the Company’s 2006 Annual Meeting of Shareholders on January 26, 2006.
About ScottsMiracle-Gro
With more than $2.3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. The Company also owns Smith & Hawken, a leading brand of garden-inspired products that includes pottery, watering equipment, gardening tools, outdoor furniture and live goods. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.
Contact:
Jim King
Vice President
Investor Relations & Corporate Communications
937-578-5622